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                                                                    EXHIBIT 10.1

                              [Hanover Letterhead]

                                 August 22, 2000

Mr. Peter Schreck
8800 Stonewall Court
Richland Hills, TX 76180

Dear Peter:

As a follow up to our conversation yesterday, this letter summarizes Hanover Compressor Company's offer of employment to you to serve as the Company's Vice President - Treasury and Planning based in Hanover's corporate office in Houston, Texas. I am confident that your inclusion in Hanover's executive management team will prove to be mutually rewarding and offer you the career opportunity that you seek.

A job description describing the essential responsibilities of the Vice President - Treasury and Planning position is attached. In this position you will be responsible for all traditional treasury, cash management, credit and collections, foreign exchange and risk management activities of the Company. This position will also entail your direct involvement in the Company's commercial and investment banking relationships, corporate capital structure, external financing and financial relations with Wall Street, ratings agencies and other parties essential to the Company's capital formation. Additionally, as a critical member of the Company's executive management team you will be involved with and responsible for the budgeting and planning activities of the Company, working with other Hanover senior managers to accomplish the business development and operating objectives of the Company.

The compensation for this position is as follows.

Base Salary:            $5,192.31 per pay period (26 pay periods per year).

Profit Sharing
Opportunity:            20-40% of annual base salary to be paid annually based
                        upon Company performance and personal performance compared with agreed upon objectives and subjective measures. A minimum profit sharing payment for performance during 2000 will be $25,000.


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Mr. Peter Schreck
August 22, 2000

Equity Program:         Participation in the Company's "Management Equity
                        Program" whereby at employment commencement or the plan next offering you will be invited to make a direct personal investment in the Company's common stock financed with your own funds to be matched (i) on a two-for-one basis by your purchase of Company common stock financed by a secured four year note provided by the Company and (ii) on a one-for-one basis by a grant by the Company of a non-qualified stock option to purchase one share of Company common stock at the price per share approximating that of your above-mentioned direct personal investment in the Company's common stock. In addition, further stock options grants may be made to you depending upon your performance and participating in the above-referenced Management Equity
                        Program.

Relocation
Allowance:              The Company will assume financial responsibility for the
                        specific relocation costs listed below with the objective of covering all such documented costs subject to a cap described below. As part of this program, the Company will coordinate the movement of your household goods and personal belongings on a direct bill basis under its agreement with one of its national moving companies. The Company will also reimburse you for reasonable and customary closing costs and make a one-time payment to you of $7,500 to cover incidental expenses when related to your move. The Company will not reimburse you for property, school and personal taxes, related to the sale of your existing primary residence.
                        Additionally, under this program, the Company agrees to
                        (i) assume financial responsibility for third party brokerage commissions related to the sale of your current residence of up to 6 percent of the sale price of your home or (ii) pay you a "sales incentive" of up to 3 percent of the value of your home in the event that you sell your home yourself without a third party broker. The Company will also assume financial responsibility for loan application, origination and title insurance costs and miscellaneous warranty, appraisal and related fees related to your purchase of a new residence in Houston. Additionally, to help facilitate your family's relocation to Houston, the Company will reimburse you for reasonable out-of-pocket travel expenses for a period of up to six months following your start date. The Company will provide an income tax gross up to you on taxes that may be owed resulting from taxable relocation-related expenses.



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Mr. Peter Schreck
August 22, 2000

                        Based on the cost estimate attached, total Company reimbursement for the above-referenced relocation and related costs, excluding transitional, temporary living and related travel expense or any "tax gross-up" (see below) incurred within twelve months of your employment start date shall be capped at $45,000. Whenever possible these costs will be billed directly to the Company. To the extent that payment of these costs result in taxable relocation expense to you, the Company agrees to provide an income tax gross up to you for such personal taxes paid by you. Note that the Company may reclaim this amount if you terminate your employment with the Company without "good reason" within 12 months of your employment start date.

Auto Allowance:         Either $500 per month or company furnished vehicle
                        (TBD).

Vacation:               Up to three weeks per year.

Employment
Agreement:              An agreement obligating the Company to make a severance
                        payment to you equal to one and one-half times your then current annualized current salary and bonus compensation in the event that you involuntarily terminate your employment with the Company within the first twelve months following a "Change of Control" of the Company.
                        This agreement will not obligate the Company to make a severance payment to you in the event that you voluntarily terminate your employment with the Company without "Good Reason" or involuntarily terminate your employment with the Company due to your death, disability, or termination for "Cause". The agreement will be paired with a non-competition agreement, which shall preclude you from employment in Hanover's principal lines of business for a period one year after you terminate your employment with the Company employment and shall terminate the above-referenced severance payment to you in the event that you violate this non-compete agreement.


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Mr. Peter Schreck
August 22, 2000

                        For purposes of this letter, voluntary termination of employment for "Good Reason" shall be defined as any situation in which your termination of employment with the Company (i) promptly follows a material reduction of your duties and responsibilities or a permanent change in your duties and responsibilities which are materially inconsistent with the type of duties and responsibilities then in effect, (ii) promptly follows a material reduction in your annual base salary (without regard to bonus compensation, if any), (iii) promptly follows a material reduction in your employee benefits (without regard to bonus compensation, if any) if such reduction results in your receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable employees of the Company generally or (iv) in the event continuation of employment with the successor company requires relocating to a different work location or the incurrance of commuting hardship and you choose not to relocate or incur the commuting hardship or (v) the Board otherwise determines that a voluntary termination by you is for "Good Reason" under the circumstances then prevailing.

Additionally, as a full time employee, you will also be eligible to participate in the various benefit programs offered by the Company. Enclosed please find a summary of those programs. During the initial three-month eligibility waiting period for health benefits, the Company will reimburse you for your actual cost of continuing your current employer's health coverage under the Consolidated Omnibus Reconciliation Act (COBRA) option. Pursuant to Company and ERISA guidelines, your eligibility for participating in the Company's 401(k) plan will occur on the 1st of the month following six months of service with the Company.

Peter, this offer is contingent upon providing Hanover with the required documentation to complete the INS I-9 Form and the successful completion of a drug screen. These activities, along with a full discussion of benefits and completing the related forms, can be accomplished by calling me or Errol Robinson, Director of Human Resources in the Hanover's corporate office at 281/447-8787.

Again, I'm confident that if your decision is to accept this offer, it will prove to be mutually rewarding. Your inclusion in Hanover's senior management group represents a very significant addition to the Company step and an excellent career opportunity for both you and the Company.

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Mr. Peter Schreck
August 22, 2000

Any legal costs incurred by you to enforce the terms of this agreement will be borne by Hanover Compressor Company or its successor company.

Your acceptance of this offer can be confirmed by signing the acceptance below and returning a copy to my attention.

Sincerely,

/S/ WILLIAM S. GOLDBERG


William S. Goldberg

cc:  Mike McGhan

Accepted:  /S/ PETER G. SCHRECK         Date: 9/6/00
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                  Peter Schreck

Start Date:    9/1/00
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